Second Quarter 2023 Update

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
Fellow Shareholders,
In the second quarter, we re-accelerated our share repurchase program given the large discount that our shares have traded to fair value, despite the continued strong performance from several of our portfolio companies.

Share Repurchases
•From May through July 2023, Cannae repurchased 3.1 Million shares of its common stock at an average price of $19.72, returning $62 Million to investors

Dun & Bradstreet
•Total revenue of $555 Million, ahead of consensus estimates of $548 Million
•Adjusted EBITDA of $206 Million, in line with consensus estimates

Alight
•Double-digit growth in total revenue, BPaaS revenue, Adjusted EBITDA and operating cash flow
•Over 90% of 2023 revenue under contract and $2.5 Billion of 2024 revenue under contract

Ceridian
•Reported second quarter results above guidance across nearly every metric
•Raised full year 2023 guidance on total revenue, Dayforce recurring revenue and Adjusted EBITDA

Paysafe
•Payment volume and total revenue increased 8% and 7%, respectively on a constant currency basis
•Strongest revenue quarter since its IPO in March 2021

System1
•System1 is working through certain challenges, as disclosed in its Q1 2023 Form 10-Q
•The RAMP platform acquired one billion sessions to its Owned and Operated properties

Black Knight Football
•AFC Bournemouth remained in the English Premier League, finishing the 2023 season in 15th place
•FC Lorient completed the 2023 season in 10th place in Ligue 1, up 6 places from the prior season

Sightline Payments
•Implementing new mobile applications for two large Las Vegas-based regional casino operators that have a combined 45 casinos, as well as the newest casino on the Las Vegas Strip.

Computer Services
•CSI's NuPoint platform named "Best Core Banking System" at the 2023 Banking Tech Awards
•Launched new Call Center for NuPoint core banking customers

Liquidity
•Cannae has $85 Million of outstanding borrowings under its FNF credit facility
•As of August 8, 2023, Cannae had $93 Million in corporate cash and short-term investments

Sincerely,

WILLIAM P. FOLEY, II
Chairman

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
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Dun and Bradstreet Holdings, Inc.
(NYSE: DNB)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2023	June 30, 2022
Total revenues	$554.7	$537.3
Net loss	$(19.4)	$(1.8)
EBITDA	$163.1	$186.7
Adjusted EBITDA	$206.2	$200.0

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

Last week, D&B reported results for the second quarter ended June 30, 2023, with total revenues of $555 Million. Revenues before the effect of foreign exchange grew 3.8%, while revenues on an organic constant currency basis grew 3.9%, an acceleration as compared to the 3.2% constant currency, organic growth achieved in the first quarter 2023. Second quarter revenue growth and profitability exceeded D&B’s expectations as they continue to balance client demand with disciplined cost management. Importantly, D&B’s growth was solid across its products and geographies highlighted by 6.5% organic growth internationally.

Adjusted EBITDA in the second quarter was $206 Million, up 3% compared to the prior year quarter including a $2 Million headwind from the strengthening of the US dollar, and represents an adjusted EBITDA margin of 37.2%.

D&B is continuing to build upon their strength and resiliency both in North America and International through enhancing and expanding their world class, proprietary data sets, solving new use cases for their client base with modernized platforms and solutions and rapidly and responsibly beginning to leverage the latest generative AI tools to accelerate their already rapid pace of innovation.

Importantly, D&B is in a unique position to capitalize on AI given their proprietary data and analytics, and subject matter expertise combined with a security, legal, compliance, and ethical framework that is already in place. D&B can drive exponentially advanced capabilities for their clients and is already engaged with some of the world’s largest and most sophisticated businesses to begin commercializing upon this significant opportunity.

On July 26, 2023, D&B announced its quarterly cash dividend of $0.05 per share, to be paid on September 15, 2023, to shareholders of record as of September 7, 2023.

Cannae holds 79.0 Million shares of D&B common stock, representing approximately 18% of D&B’s outstanding shares. As of August 8, 2023, the aggregate gross value of these shares was approximately $865 Million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2023	June 30, 2022
Total revenues	$806.0	$715.0
Net (loss) earnings	$(72.0)	$52.0
EBITDA	$70.0	$170.0
Adjusted EBITDA	$157.0	$142.0

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 Million people and dependents. The Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. For more information, please visit www.alight.com.

Alight posted a second quarter highlighted by double-digit growth in total revenue, BPaaS revenue, Adjusted EBITDA and operating cash flow. Management reaffirmed 2023 full-year revenue, Adjusted EBITDA, Adjusted diluted EPS, and operating cash flow conversion rate guidance while also reporting that more than 90% of anticipated 2023 revenue is under contract as well as $2.5 Billion of 2024 revenue.

Total revenue increased $91 Million, or nearly 13%, over the prior year, to $806 Million, driven by strong growth in Employer Solutions which increased 13.5% from the prior year. BPaaS revenue grew nearly 40% in the second quarter of 2023, on the back of a 50% year-over-year increase in the preceding quarter. Further, BPaaS revenue of $179 Million represented 22.2% of total revenue compared to 17.9% in the prior year's second quarter. Total BPaaS bookings on a contract value basis were $149 Million for the quarter, marking $1.7 Billion in BPaaS total contract value bookings since 2021, well ahead of the company's goal of $1.5 Billion in total BPaaS bookings by the end of 2023. At an enterprise level, recurring revenue grew by nearly 14% from the prior year's second quarter and represented almost 85% of total revenue.

Adjusted EBITDA of $157 Million in the second quarter of 2023 is a 10.6% increase over the comparative 2022 quarter, driven by strong topline performance and a better mix toward tech-enabled revenues coupled with productivity initiatives that are improving the operating model. Importantly cash flow from operations of $162 Million in the first half of 2023 is a $44 Million, or 37% increase from the prior year period.

Last week the company announced the second major annual release of Alight Worklife. The latest release leverages Alight’s robust, proprietary data to deliver AI-driven personalization and automation capabilities across the Alight Worklife platform and provides customers with advanced tools to increase the ROI of their benefit programs. It also includes an improved virtual chatbox experience to help users get fast, personalized answers in a digital environment.

Ongoing innovation and enhancements to the product portfolio, as well as expanding partner relationships, are resulting in more wins and deeper relationships with existing customers. The company announced new logos and expanded scopes this quarter with Maersk, Weiss Markets and Siemens Healthineers.

Cannae holds 52.5 Million shares of Alight Class A common stock, representing approximately 10% of Alight’s outstanding shares. As of August 8, 2023, the aggregate gross value of these shares was approximately $446 Million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE

Ceridian HCM Holdings, Inc.
(NYSE: CDAY)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2023	June 30, 2022
Total revenues	$365.9	$301.2
Net earnings (loss)	$3.1	$(19.8)
EBITDA	$52.0	$9.3
Adjusted EBITDA	$98.4	$61.8

Cannae accounts for its investment under the fair value method, and accordingly our consolidated statements of operations reflect the change in the stock price of Ceridian during the periods on a non-cash basis within Recognized gains (losses), net.

Ceridian is a global human capital management software company. Dayforce, its flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. The Dayforce platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Further information is available at www.ceridian.com.

Ceridian's second quarter 2023 performance exceeded guidance on nearly every metric, delivering total revenue of $365.9 Million, an increase of 21.5%, or 23.5% on a constant currency basis. Importantly, Dayforce recurring revenue grew to $268.2 Million, an increase of 38.0%, or 39.4% on a constant currency basis. Q2 2023 Adjusted EBITDA of $98.4 Million represents a 59% increase over the prior year second quarter's $61.8 Million.

Management raised full year guidance and is now projecting total revenue between $1,490 Million to $1,510 Million, an increase of approximately 21% on a GAAP basis; Dayforce recurring revenue, excluding float, of $950 Million to $958 Million, an increase of approximately 27% year-over-year; and Adjusted EBITDA of $384 Million to $392 Million. Ceridian's forecasted financial performance across metrics represent strong double-digit increases year-over-year, with the forecasted increase in Adjusted EBITDA in the 50% range.

Total customers live on Dayforce, the company's cloud-based human capital management system, were 6,272 at June 30, 2023, a nearly 10% increase over June 2022 and 21% above the total at June 2021. Dayforce recurring revenue per customer was $131,693 for the trailing twelve months ended June 30, 2023, an increase of 14.9%.

The average float balance for Ceridian's customer funds during the quarter increased 7.5% to $4.6 Billion and the average yield on Ceridian's float balance was 3.7%, an increase of 230 basis points year over year. Float revenue from invested customer funds was $41.8 Million. Ceridian now forecasts float revenue of $160 Million for the fiscal year 2023.

In the second quarter 2023, the company announced that Dayforce Wallet has delivered more than $1 Billion in wages to users since launching in 2020. Ceridian’s on-demand pay solution continues to grow with 1,640 customers signed on and 1,010 customers live on the product as of June 30, 2023. The average registration rate was above 50% across all eligible employees and the typical wallet user does so about 25 times per month.

Cannae holds 5 Million shares or approximately 3% of Ceridian’s outstanding shares, which had an aggregate gross value of $372 Million as of August 8, 2023.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
Paysafe, Ltd.
(NYSE: PSFE)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2023	March 31, 2022
Total revenues	$387.8	$367.7
Net loss	$(3.8)	$(1,170.8)
EBITDA	$101.1	$(1,124.8)
Adjusted EBITDA	$107.8	$104.0

Cannae reports its equity in earnings or loss of Paysafe on a one-quarter lag from their public filings, and accordingly, the table above presents the results for the quarters ended March 31, 2023, and 2022.

Paysafe is a leading payments platform with an extensive track record of serving merchants and consumers in the global entertainment sectors. Its core purpose is to enable businesses and consumers to connect and transact seamlessly through industry-leading capabilities in payment processing, digital wallet, and online cash solutions. With over 20 years of online payment experience, an annualized transactional volume of over $130 Billion in 2022, and approximately 3,300 employees located in 12+ countries, Paysafe connects businesses and consumers across 100 payment types in over 40 currencies around the world. Delivered through an integrated platform, Paysafe solutions are geared toward mobile-initiated transactions, real-time analytics and the convergence between brick-and-mortar and online payments. Further information is available at www.paysafe.com.

On May 16, 2023, Paysafe announced its financial results for its first quarter of 2023, posting continued improvement. Total payment volume of nearly $34 Billion in the first quarter 2023, an 8% increase, translated into total revenue growth of 7% on a constant currency basis, exceeding prior guidance and representing the company's strongest revenue quarter since going public. Paysafe's Merchant Solutions segment grew revenue at 8% year-over-year, including double-digit e-commerce growth, and the Digital Wallets segment increased revenue 6% on a constant currency basis.

Net loss improved from ($1.2 Billion) in the first quarter 2022 to ($3.8 Million) in the current year quarter. Adjusted EBITDA of $108 Million in the first quarter 2023 was at the top end of prior guidance, and Adjusted EBITDA margin of 27.8% was in line with guidance of approximately 28%. Management also affirmed full year guidance of $1.58 Billion to $1.6 Billion in revenue and $452 Million to $462 Million for Adjusted EBITDA, increases of 6.3% and 11.5%, respectively, and at least 100 basis point improvement to the Adjusted EBITDA margin.

The company made debt repayments of $50 Million in notional value during the 2023 quarter, resulting in a net debt to Adjusted EBITDA ratio of 5.8 times at quarter-end, and management affirmed a targeted range of 5.1 to 5.3 times by the end of 2023.

In North American iGaming, Paysafe added the three newly launched states in the first quarter and expanded payments partnerships with major brands, including DraftKings, Caesars and PointsBet. With these wins Paysafe enables payments for iGaming operators in 27 U.S. jurisdictions. During the first quarter, the company closed on 30 enterprise deals with more than $100,000 in annual contract value per deal, driven by initiatives to drive cross-selling across its existing client base and multi-product client wins. Importantly, the company improved its deal integration process, resulting in a 50% reduction in the average time to integrate a new merchant from the point of contract signing. Since the close of the quarter, Paysafe also announced an expansion of its partnership with International Capital Markets, adding several Latin American markets.

The company is expected to release results for the quarter ended June 30, 2023, before market open on August 15, 2023.

Cannae holds 3.4 Million PSFE shares, or approximately 6% of Paysafe’s outstanding shares. As of August 8, 2023, the aggregate gross value of these securities was approximately $39 Million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
System1, Inc.
(NYSE: SST)

	Successor	Successor	Predecessor
	Three Months Ended, March 31, 2023	January 27, 2022 through March 31, 2022	January 1, 2022 through January 26, 2022
(In Millions) (Unaudited)
Total revenues	$167.9	$166.1	$52.7
Net loss	$(43.1)	$(43.4)	$(37.1)
EBITDA	$(6.6)	$(31.3)	$(35.7)
Adjusted EBITDA	$10.3	$26.8	$0.8

Cannae reports its equity in earnings or loss of Sytem1 on a one-quarter lag from their public filings, and accordingly, the table above presents the results for the quarters ended March 31, 2023, and 2022.

System1, Inc. (System1) combines best-in-class technology and data science to operate its advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omni-channel and omni-vertical and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, the development and growth of a suite of privacy-focused products, and the delivery of high-intent customers to advertising partners. For more information, visit www.system1.com.

On July 3, 2023, System1 filed results for the first quarter ended March 31, 2023, reporting revenue of $167.9 Million, net loss of $43.1 Million and adjusted EBITDA of $10.3 Million.

The company reported that its RAMP platform acquired one Billion sessions to its Owned and Operated properties, and that its subscription business added 300,000 new subscribers with total paying subscribers surpassing 2.6 Million as of March 31, 2023.

During the quarter, System1 also renewed one of its advertising relationships with Google and announced that it won Microsoft Advertising's Supply Partner of the Year Award for the second year in a row.

The company disclosed in its Q1 2023 Form 10-Q that its declining cash flows and financial performance resulting from deteriorating macroeconomic conditions raise substantial doubt regarding the company’s ability to continue as a going concern. System1 disclosed that it is implementing mitigation plans that it believes will alleviate the substantial doubt about its ability to continue as a going concern. System1 also disclosed in such filing a remediation plan intended to remediate material weaknesses in its internal control over financial reporting.

On August 1, 2023, a Cannae designee on the System1 Board of Directors resigned.

The company announced it will release results for the quarter ended June 30, 2023, after market close on August 9, 2023.

Cannae holds 27.1 Million shares of SST, or approximately 24% of outstanding shares. As of August 8, 2023, the aggregate gross value of these shares was approximately $66 Million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
Black Knight Football
(Private)

Black Knight Football and Entertainment, LP ("BKFE"), a partnership led by our Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development and enable efficient player migration across BKFE’s network of owned and operated clubs, while driving both strong on-field performance and financial results.

AFC Bournemouth. AFC Bournemouth (the "Cherries"), founded in 1899, is based in Kings Park, Boscombe, a suburb of Bournemouth, Dorset, England. The club competes in the highest level of the men's English football league system, the Premier League. See www.afcb.co.uk for more information and updates, including:

•The Cherries finished the 2023 season in 15th place in the Premier League table with 39 points, attributable in part to the players acquired during the January 2023 transfer window
•Hired Andoni Iraola as the club's Head Coach on a 2-year deal, a former right-back with more than 500 appearances for Athletico Bilbao, seven caps for Spain's national team and two seasons at New York City FC. Andoni was Head Coach for the past two seasons at La Liga side Rayo Vallecano
•The club's academy received Category 2 status from the Premier League, a major step that will see the development squad compete in the Professional Development League and the Premier League Cup
•Construction of indoor dome of the new training facility is scheduled to be completed by later October
•Signed several exciting additions to the club in the summer, including Milos Kerkez, Justin Kluivert and Romain Faivre. Romain has been loaned to group club FC Lorient for the season 2023/24

FC Lorient. FC Lorient (the "Merlus"), founded in 1926, is based in Lorient, Brittany, France. The club has competed in Ligue 1, the top professional football league in France, for 13 of the last 16 seasons. See www.fclweb.fr for more information and updates.

•The Merlus completed the 2023 season at 10th place in the Ligue 1 table with 55 points, a significant improvement over the prior season's 16th place finish
•FC Lorient finished in the top half of the table despite selling two of its top players in the January transfer window, including the transfer of Dango Ouattara to the Cherries
•Post-season, the club sold midfielder Enzo Le Le Fée to French League 1 club Rennes for over ~€20mm
•Centre-back Formose Mendy, Centre-forward Aiyegun Tosin and Right-back Dembo Sylla joined Bournemouth’s (on loan) Romain Faivre as new arrivals to the club in the post-season.

As of August 8, 2023, Cannae has invested $137 Million, representing an approximate 50% ownership interest in BKFE.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
Sightline Payments
(Private)

Sightline is the U.S. sports betting and casino gaming market’s leading digital payments provider and mobile app developer. Sightline leverages cutting-edge technology to apply modern solutions to a traditionally cash-based industry projected to grow to more than $150 Billion in the next few years. Sightline’s suite of mobile solutions gives consumers a safe, secure, and responsible way to fund their online and in-person gaming activities and enables casinos to offer cashless wagering and personalized loyalty options across the entire property. With more than 1.5 Million Play+ accounts, 3.9 Million mobile loyalty platform downloads, and 125+ partners across the sports betting, lottery, racing, and online and brick-and-mortar casino markets, Sightline is uniquely positioned to transform the traditional gaming landscape. For more information, visit sightlinepayments.com.

Sightline has continued the expansion of its services and created a new cash out model for online sports books that allows patrons to cash out to its product, re-bet their funds with the sports book, transfer their money to their bank account or spend their money at any merchant using the patented debit card solution. Sightline is currently in negotiations with nearly every major sports book in the US to rollout this service. Additionally, Sightline has an opportunity to partner with a major grocery store chain to present sports book offers to their customers though Sightline’s technology.

Sightline is in the process of implementing new mobile applications for two large Las Vegas based regional casino companies that have a combined 45 casinos and the newest casino on the Las Vegas Strip. These casinos will also utilize the company’s cashless gaming platform within its casinos. Sightline continues to close numerous cashless and mobile application deals each quarter. The company has also become the first in the gaming industry to allow an account with a maximum cash value of $1 Million. Sightline has also continued to roll out new funding methods and is currently working on finalizing Real Time Payments (RTP) for cash-outs, and is working to be one of the first in the gaming industry to bring FedNow to the market.

In May, Sightline received a Silver Award for Payment Innovation of the Year at the SBC Awards North America event. The award recognizes expertise and innovation in the gaming industry and was presented to Sightline during a ceremony held on May 11th, 2023.
As of August 8, 2023, Cannae has invested $272 Million and owns 32% of Sightline’s equity.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE

AmeriLife Group, LLC
(Private)

AmeriLife is one of the leading independent marketing organizations and registered investment advisors in the US. The company employs more than 2,250 associates across the country, serving a distribution network of over 300,000 licensed agents and advisors and more than 120 marketing organizations and insurance agency locations nationwide. For more information, visit AmeriLife.com.

In June, AmeriLife’s Saybrus Partners reached an agreement to move Prudential Financial's wholesale life insurance brokerage general agency known as Prudential Life Distributors to Saybrus, cementing the firm as a premier provider of life insurance point of sale consultation in the industry, and growing the institutional life distribution team by 75 professionals. Based in Hartford, Conn., Saybrus Partners was acquired by AmeriLife in 2021 and operates as a standalone company. Since its inception, Saybrus, which has nearly 200 employees nationwide, has insured nearly 500,000 lives with more than $130 Billion death benefit in force.

Also in June 2023, the company announced a partnership with Florida Financial Advisors, a Tampa, Florida based independent financial advisory and FINRA-registered broker dealer with a network of more than 150 advisors operating in Florida, Pennsylvania, North Carolina, and Georgia. This follows the May 2023 partnership with Advance Planning Partners, a Louisville-based final expense shop with offices in Denver, Houston, Charlotte and Morgantown, West Virginia. Additionally, in April 2023 AmeriLife announced a partnership with LifeShield National Insurance to launch an exclusive Medicare Supplement insurance and Dental, Vision and Hearing combination products.

As of August 8, 2023, Cannae owns approximately 5% of AmeriLife valued at approximately $89 Million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
Computer Services, Inc.
(Private)

Computer Services, Inc. (CSI) delivers fintech, regtech and cybersecurity solutions to financial institutions and corporate customers, both foreign and domestic. In addition to its reputation for providing expert service, CSI focuses on propelling crucial technology advancements, accelerating speed-to-market and deploying solutions for fraud and anti-money laundering, account origination, small-to-medium businesses and treasury management, managed IT services and cybersecurity, real-time payments, open banking, Banking as a Service and more. From top global brands to community financial institutions across the nation, CSI delivers agile technology to its partners that’s designed to accelerate their growth and maximize their success. For more information, visit csiweb.com.

CSI's NuPoint core banking platform was awarded “Best Core Banking System” in the 2023 Banking Tech Awards USA by Fintech Futures, in June 2023. This recognition was on the heels of a record 33 new core deal wins in Fiscal Year 2023. In June 2023, CSI held their customer conference in Phoenix, Arizona, in June 2023 with strong attendance from prospect and existing clients. CSI continues to see success in new core deal wins in Fiscal Year 2024 to date.

In May, the company announced the launch of its new Call Center, an outsourced customer service capability available to NuPoint core banking customers. The call center’s flexible service integrates directly with an institution’s CRM to address customer inquiries on behalf of the bank and seamlessly maintain the bank’s exceptional service. In July, CSI launched instant payment capabilities through the FedNow service which were made available to all CSI core customers.

CSI opened the quarter by announcing its new robust IT Governance Services, which is available within its Advisory Services offering. Coupled with CSI’s Compliance & Risk Management Services, IT Governance Services combines best-in-class domain expertise with leading compliance technology. The result is a holistic approach to managing critical IT and security issues, which helps minimize the risks of non-compliance penalties for financial institutions.

As of August 8, 2023, Cannae holds a 9% indirect economic interest of CSI valued at approximately $86 Million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
SECOND QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2023	2022
Three months ended June 30,
Restaurant revenue	$145.2	$166.7
Other operating revenue	7.6	7.8
Total operating revenue	152.8	174.5
Cost of restaurant revenue	128.3	147.9
Personnel costs	11.3	16.0
Depreciation and amortization	4.6	6.2
Other operating expenses, including asset impairments	28.2	31.4
Total operating expenses	172.4	201.5
Operating loss	(19.6)	(27.0)
Interest, investment and other income	2.7	0.1
Interest expense	(4.0)	(2.6)
Recognized losses, net	(42.2)	(193.6)
Total other expense	(43.5)	(196.1)
Loss before tax	(63.1)	(223.1)
Income tax benefit	(21.8)	(66.5)
Losses of unconsolidated affiliates	(49.1)	(108.0)
Less: loss attributable to noncontrolling interests	(3.2)	(1.3)
Net loss attributable to Cannae common shareholders	$(87.2)	$(263.3)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(1.16)	$(3.15)
EPS attributable to Cannae common shareholders - diluted	$(1.16)	$(3.15)
Cannae weighted average shares - basic	75.4	83.5
Cannae weighted average shares - diluted	75.4	83.5

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
YEAR-TO-DATE STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2023	2022
Six months ended June 30,
Restaurant revenue	$293.7	$328.8
Other operating revenue	13.4	13.1
Total operating revenue	307.1	341.9
Cost of restaurant revenue	259.9	293.3
Personnel costs	26.9	37.1
Depreciation and amortization	9.7	12.0
Other operating expenses	52.9	102.1
Total operating expenses	349.4	444.5
Operating loss	(42.3)	(102.6)
Interest, investment and other income	5.5	0.1
Interest expense	(8.4)	(5.0)
Recognized gains (losses), net	9.9	(458.8)
Total other income (expense)	7.0	(463.7)
Loss before tax	(35.3)	(566.3)
Income tax benefit	(19.2)	(128.4)
Losses of unconsolidated affiliates	(81.2)	(76.1)
Less: loss attributable to noncontrolling interests	(6.0)	(3.1)
Net loss attributable to Cannae common shareholders	$(91.3)	$(510.9)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(1.21)	$(6.03)
EPS attributable to Cannae common shareholders - diluted	$(1.21)	$(6.03)
Cannae weighted average shares - basic	75.7	84.7
Cannae weighted average shares - diluted	75.7	84.7

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
BALANCE SHEETS

	June 30, 2023	December 31, 2022
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$112.7	$247.7
Short term investments	53.6	34.9
Other current assets	23.8	26.1
Income tax receivable	—	1.9
Total current assets	190.1	310.6
Investments in unconsolidated affiliates	1,972.5	1,950.7
Equity securities, at fair value	334.9	384.9
Lease assets	150.0	156.0
Property and equipment, net	78.6	87.5
Other intangible assets, net	22.2	23.5
Goodwill	53.4	53.4
Deferred tax asset	47.6	22.7
Other long term investments and noncurrent assets	146.3	136.2
Total assets	$2,995.6	$3,125.5
Current liabilities:
Accounts payable and other accrued liabilities	$86.9	$79.0
Income taxes payable	1.3	—
Lease liabilities	20.5	22.8
Deferred revenue	14.2	18.6
Notes payable	5.0	2.3
Total current liabilities	127.9	122.7
Notes payable, long term	98.3	95.1
Lease liabilities, long term	146.6	151.0
Accounts payable and other accrued liabilities, long term	40.8	41.8
Total liabilities	413.6	410.6
Additional paid in capital	1,957.0	1,936.2
Retained earnings	1,123.4	1,214.7
Treasury stock	(474.5)	(414.0)
Accumulated other comprehensive loss	(13.9)	(18.1)
Noncontrolling interests	(10.0)	(3.9)
Total equity	2,582.0	2,714.9
Total liabilities and equity	$2,995.6	$3,125.5

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
BOOK VALUE SUMMARY
(In Millions) (Unaudited)
The following is a summary of the book value of the Company by investment, net of applicable deferred taxes:

	June 30, 2023	December 31, 2022

Dun & Bradstreet	$837.7	$856.6
Alight	510.1	515.7
Ceridian	279.9	321.8
Sightline Payments	238.8	252.0
System1	132.9	149.4
Black Knight Football	86.9	52.2
Paysafe	93.7	94.0
Computer Services	84.4	86.1
AmeriLife	76.6	72.0
Restaurant Group	63.0	69.8
Other investments and holding company assets and liabilities, net	112.1	63.1
Holding company cash and short term investments	153.6	266.7
Unallocated taxes	7.0	4.1
Holding company debt	(84.7)	(84.7)
Cannae book value	$2,592.0	$2,718.8
Outstanding Cannae shares	73.4	76.3
Cannae book value per share	$35.31	$35.63
INVESTED CAPITAL
(In Millions) (Unaudited)

The following is the cost of invested capital for the Company's portfolio used in determining management fees payable to our external manager, Trasimene Capital Management, LLC.

	June 30, 2023	December 31, 2022

Dun & Bradstreet	$862.8	$862.8
Alight	440.5	440.5
Paysafe	318.5	318.5
Sightline Payments	272.0	272.0
System1	232.2	232.2
Restaurant Group	105.8	105.8
Black Knight Football	96.2	52.2
Computer Services	86.1	86.1
AmeriLife	34.5	31.0
Other	126.6	60.5
Total cost of invested capital	2,575.2	2,461.6

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provides useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods.

Dun & Bradstreet

D&B’s non-GAAP measures include adjusted earnings before interest, taxes and depreciation and amortization (adjusted EBITDA). Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, equity-based compensation, and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements.

We present D&B’s adjusted EBITDA because D&B believes that this supplemental non-GAAP financial measure provides management and other users with additional meaningful financial information that should be considered when assessing D&B's ongoing performance and comparability of its operating results from period to period. D&B's management regularly uses its supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

D&B's adjusted EBITDA is defined as net income or loss excluding the following items: depreciation and amortization; interest expense and income; income tax benefit or provision; other expenses or income; equity in net income of affiliates; net income attributable to noncontrolling interests; equity-based compensation; restructuring charges; (xi) merger, acquisition and divestiture-related operating costs; transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with D&B's synergy program; and other adjustments primarily related to non-cash charges and gains. D&B excludes amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of its ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily D&B's accounting for its privatization in 2019. D&B believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, D&B's costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in its operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Ceridian

Ceridian uses certain non-GAAP financial measures including EBITDA and Adjusted EBITDA. Ceridian defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, and Adjusted EBITDA as EBITDA, as adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring items. Ceridian believes that these non-

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
GAAP financial measures are useful to management and investors as supplemental measures to evaluate its overall operating performance including comparison across periods and with competitors. Ceridian's management uses these non-GAAP financial measures to assess operating performance because these measures exclude the results of decisions that are outside the normal course of its business operations, and are used for internal budgeting and forecasting purposes both for short- and long-term operating plans. Additionally, Adjusted EBITDA is a component of Ceridian’s management incentive plan.

Paysafe

Paysafe's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, share-based compensation, impairment expense on goodwill and intangible assets, restructuring and other costs, loss (gain) on disposal of a subsidiaries and other assets, net, and other income (expense), net. These adjustments also include certain costs and transaction items that are not reflective of the underlying operating performance of Paysafe. Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Paysafe's businesses and improves the comparability of operating results across reporting periods.

Management believes the presentation of Paysafe's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Paysafe’s core operating performance. In addition, management believes the presentation of Paysafe's non-GAAP financial measures provides useful supplemental information in assessing its results on a basis that fosters comparability across periods by excluding the impact on Paysafe’s reported GAAP results of acquisitions and dispositions that have occurred in such periods. However, these non-GAAP measures exclude items that are significant in understanding and assessing Paysafe’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

System1

We include System1 and its predecessor entities' Adjusted EBITDA, a non-GAAP financial measure, in this release. Adjusted EBITDA is a non-GAAP financial measure and represents a key metric used by System1’s management and board of directors to measure the operational strength and performance of its business, to establish budgets, and to develop operational goals for managing its business. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization expense, stock-based compensation, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain discrete items impacting a particular segment’s results in a particular period.

System1 believes Adjusted EBITDA is a relevant and useful metric for investors because it allows investors to view performance in a manner similar to the method used by management. There are limitations on the use of Adjusted EBITDA, and it may not be comparable to similarly titled measures of other companies. Other companies, including companies in System1’s industry, may calculate non-GAAP financial measures differently than System1 does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations, net income (loss), or net income (loss) attributable to System1 on a consolidated basis that System1 reports in accordance with GAAP. Although System1 uses Adjusted EBITDA as a financial measure to assess the performance of its business, such use is limited because it does not include certain costs necessary to operate System1’s business. System1’s presentation of Adjusted EBITDA should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
Dun & Bradstreet
Cannae accounts for its investment in D&B using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of D&B's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in D&B.

Further information on Dun & Bradstreet's (NYSE: DNB) financial results can be found in its filings with the SEC and its investor relations website at http://investor.dnb.com.

D&B Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended June 30,
Net loss attributable to D&B	$(19.4)	$(1.8)
Depreciation and amortization	145.0	147.0
Interest expense, net	55.0	41.6
Income tax benefit	(17.5)	(0.1)
EBITDA	163.1	186.7
Other (income) expense, net	(1.5)	(11.2)
Equity in net income of affiliates	(0.7)	(0.6)
Net income attributable to noncontrolling interest	0.6	1.8
Equity-based compensation	24.8	15.3
Restructuring costs	4.6	2.4
Merger and acquisition-related operating costs	1.4	6.9
Transition costs	11.0	2.0
Other adjustments	2.9	(3.3)
Adjusted EBITDA	$206.2	$200.0

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
Alight

Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight.

Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Alight Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended June 30,
Net (loss) earnings	$(72.0)	$52.0
Interest expense, net	33.0	29.0
Income tax benefit (expense)	3.0	(9.0)
Depreciation and amortization	106.0	98.0
EBITDA	70.0	170.0
Share-based compensation	38.0	42.0
Transaction and integration expenses (1)	8.0	3.0
Restructuring	30.0	14.0
Gain from change in fair value of financial instruments	—	(50.0)
Loss (gain) from change in fair value of tax receivable agreement	11.0	(38.0)
Other	—	1.0
Adjusted EBITDA	$157.0	$142.0
_____________________________________________
(1) Transaction and integration expenses relate to acquisition activity.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
Ceridian

Cannae accounts for its investment in Ceridian at fair value; therefore, its results do not consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Ceridian.

Further information on Ceridian's (NYSE: CDAY) financial results can be found in its filings with the SEC and its investor relations website at http://investors.ceridian.com.

Ceridian Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended June 30,
Net earnings (loss)	$3.1	$(19.8)
Depreciation and amortization	23.3	21.6
Interest expense, net	9.1	6.7
Income tax expense	16.5	0.8
EBITDA	52.0	9.3
Foreign exchange loss (gain)	0.5	3.6
Share-based compensation	41.7	38.9
Severance charges	—	7.0
Restructuring consulting fees	1.4	1.8
Other non-recurring items	2.8	1.2
Adjusted EBITDA	$98.4	$61.8

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
Paysafe
Cannae accounts for its investment in Paysafe using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Paysafe's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

The Company reports its results on a three-month lag. Accordingly, our results of operations for the three months ended June 30, 2023 and 2022 include our ratable portion of Paysafe's net (loss) earnings for the three months ended March 31, 2023 and 2022, respectively. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its interest in Paysafe.

Further information on Paysafe's (NYSE: PSFE) financial results can be found in its filings with the SEC and its investor relations website at http://ir.paysafe.com.

Paysafe Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended March 31,
Net loss	$(3.8)	$(1,170.8)
Interest expense, net	37.5	26.0
Income tax expense (benefit)	3.9	(43.4)
Depreciation and amortization	63.5	63.4
EBITDA	101.1	(1,124.8)
Share-based compensation	7.2	14.0
Impairment expense on goodwill and intangible assets	0.1	1,205.7
Restructuring and other costs	1.9	12.6
Other income, net	(2.5)	(3.5)
Adjusted EBITDA	$107.8	$104.0

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
System1
Cannae accounts for its investment in System1 using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of System1's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

On January 27, 2022, S1 Holdco and Protected merged with and into Trebia to create System1 and Cannae completed its investment in System1. Cannae reports the results of System1 on a three-month lag. Accordingly, our results of operations for the three months ended June 30, 2023, include our ratable portion of System1's net loss for the three months ended March 31, 2023. Information for the period from January 1, 2022 through January 26, 2022, represents the results of S1 Holdco, System1's predecessor entity, and is presented for illustrative purposes.

See the Company’s Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investment in System1.

Further information on System1's (NYSE: SST) financial results can be found in its filings with the SEC and its investor relations website at http://ir.system1.com.

System1 Adjusted EBITDA Reconciliation
(In Million) (Unaudited)

	Successor	Successor	Predecessor
	Three Months Ended, March 31, 2023	January 27, 2022 through March 31, 2022	January 1, 2022 through January 26, 2022

Net loss	$(43.1)	$(43.4)	$(37.1)
Interest expense, net	11.5	4.8	1.0
Income tax benefit	(4.4)	(14.6)	(0.6)
Depreciation and amortization	29.4	21.9	1.0
EBITDA	(6.6)	(31.3)	(35.7)
Other expense (income)	0.2	1.8	(0.1)
Stock-based compensation	6.4	32.3	23.4
Non-cash revaluation of warrant liability	(1.4)	13.8	—
Acquisition and restructuring costs	4.2	9.9	13.2
Protected.net acquisition bonus accrual	7.5	—	—
Acquisition earnout	—	0.3	—
Adjusted EBITDA	$10.3	$26.8	$0.8

CANNAE HOLDINGS, INC. / SECOND QUARTER 2023 UPDATE
Corporate Information

MANAGEMENT TEAM

William P. Foley, II
Chairman

Richard N. Massey
Chief Executive Officer

Ryan R. Caswell
President

Bryan D. Coy
Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
EVP, General Counsel and Corporate Secretary

Charles R. Curley, Jr.
EVP, General Counsel

Brett A. Correia
Chief Accounting Officer

SECOND QUARTER 2023
CONFERENCE CALL DETAILS

Date: August 9, 2023
Time: 5:00 pm ET
Participant dial-in: 1-844-826-3035 (Domestic)
1-412-317-5195 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for International callers 1-412-317-6671, and providing the access code 10180460. The telephonic replay will be available until 11:59 pm ET on August 16, 2023. Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

William P. Foley, II
Chairman
Cannae Holdings, Inc.
Managing Member
Trasimene Capital Management, LLC

David Aung, CFA
Investment Officer
City of San Jose, California

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman & Chief Executive Officer
Veritex Holdings, Inc.

Mark D. Linehan
President & Chief Executive Officer
Wynmark Company

Frank R. Martire, Jr.
Managing Partner
Bridgeport Partners

Richard N. Massey
Chief Executive Officer
Cannae Holdings, Inc.
Senior Managing Director
Trasimene Capital Management, LLC

Erika Meinhardt
Executive Vice President
Fidelity National Financial, Inc.

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Frank P. Willey
Partner
Hennelly & Grossfeld LLP

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
3883 Howard Hughes Parkway, Suite 400
Las Vegas, NV 89169

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis, jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330

cannaeholdings.com